Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adam C. Derbyshire	Mike Freeman	Mark R. Vincent
Vice President and	Director, Investor Relations and	Euro RSCG Life NRP
Chief Financial Officer	Corporate Communications
919-862-1000	919-862-1000	212-845-4239

SALIX PHARMACEUTICALS REPORTS FIRST QUARTER

PRODUCT REVENUES UP 86%

RALEIGH, NC, May 14, 2003—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced operating results for the first quarter 2003 ended March 31, 2003. Sales of COLAZAL® generated product revenue of $11.5 million for the first quarter of 2003 compared to $6.2 million for the first quarter of 2002. This represents an increase of 86% over the prior year period. Product revenues were derived from sales of COLAZAL® (balsalazide disodium) Capsules 750 mg, the Company’s first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $2.8 million for the first quarter. Gross margin was 76% for the period. The Company reported a net loss of $5.5 million, or $0.26 per share, for the first quarter of 2003.

Research and development expenses, primarily related to ongoing clinical studies and development work on Rifaximin and the granulated mesalamine product, were $5.2 million for the first quarter of 2003, compared to $2.5 million for the prior year period. Selling, general and administrative expenses, driven by COLAZAL marketing initiatives and Rifaximin market research and market development activities, were $9.6 million for the first quarter of 2003, compared to $7.0 million for the prior year period.

Cash, cash equivalents and investments were $47.0 million on March 31, 2003.

COLAZAL

Commenting on the first quarter and anticipated future performance of the Company, Adam Derbyshire, Vice President, Finance and Administration, and Chief Financial Officer, stated, “We are pleased with the continued growth of our COLAZAL business. Prescription data for 2002 reveal that COLAZAL is the fastest growing drug of its kind in the marketplace. Based upon information currently available, we are raising our guidance for net COLAZAL sales in 2003 from approximately $50 million to approximately $53 million. This level of sales represents an increase of 58% compared to 2002. We also are raising our 2004 guidance for net COLAZAL sales from the range of $62 to $63 million to a new level of $70 to $73 million.

“Our infrastructure is essentially in place and consequently, we expect operating expenses, excluding cost of goods, through 2004 to be in line with the level of such expenses for the first quarter of 2003, with allowance for single-digit growth. Based upon this factor and the new guidance for net COLAZAL sales for 2004, we expect to become profitable in the second half of 2004 excluding any revenue effects of Rifaximin. We further believe that we will be profitable for the year ending December 31, 2004 if Rifaximin is approved and launched in 2004 as expected. With respect to earnings, based upon information currently available, we estimate that the net loss for 2003 will be approximately $1.10 per share, excluding non-operating expenses related to the Axcan hostile tender offer and proxy contest.”

Carolyn Logan, President and Chief Executive Officer, commented, “COLAZAL continues to gain momentum in the marketplace. During the first quarter of 2003, approximately 63,300 prescriptions were written, compared to 36,500 written during the first quarter of 2002. In particular, we are extremely pleased with the growth of new prescriptions and what this strong sales performance could portend for the future growth of COLAZAL.

“Progress continued during the first three months of 2003 in the Company’s efforts to develop Rifaximin and our granulated mesalamine product.

Rifaximin

Patient enrollment in our Phase III Rifaximin study concluded on May 9, 2003. Based upon information currently available, we now anticipate filing the amendment to the New Drug Application in or prior to November 2003. A number of additional Rifaximin studies are currently in progress or soon to be initiated. The Crohn’s disease study, which completed patient enrollment in January 2003, should conclude this month. A study in pouchitis was initiated in March 2003, and we anticipate initiating a study in Clostridiumdifficile-associated diarrhea by the fall of 2003.

“Thought leaders from the Company’s Medical Advisory Boards have expressed interest in investigating the potential of Rifaximin to combat certain bacteria-mediated bioterrorism threats. We are very excited about this potential new use for Rifaximin. We look forward to initiating a study later this year investigating the use of Rifaximin as a prophylaxis treatment to prevent diarrhea due to shigella contamination of the water or food supply. A pilot study is being designed and will be conducted by Dr. David Taylor, Research Professor in the Department of International Health at Johns Hopkins University Bloomberg School of Public Health.

Granulated mesalamine

“Clinical trial material production has begun for our granulated mesalamine product. If we succeed in obtaining marketing approval for the product, the unique prolonged release mechanism of this formulation would allow us to expand our range of treatment options for ulcerative colitis and potentially be able to offer a dosing regimen that represents significant improvements over current therapies. We intend to initiate a Phase III trial late in the fourth quarter of this year.

Executing the business plan

“Salix has made tremendous progress in building a thriving specialty pharmaceutical franchise. As we have stated previously, today Salix stands at the cusp of realizing the benefit of its success in executing its business plan. We believe that the Company is poised for significant growth and profitability. In addition to the growing strength of the COLAZAL business, we believe the potential for Rifaximin is becoming more clearly understood and widely recognized as the product approaches commercialization in the United States. We believe Rifaximin is unique because there is no U.S.-approved oral antibiotic with its potential broad-spectrum activity, lack of systemic absorption, and safety and resistance profiles. Our market research and discussions with leading medical authorities highlight the large number of diseases in which Rifaximin could be utilized. These factors lead us to believe that this product, once introduced, will potentially compete in an annual U.S. market comprised of over 12 million patients. The Company believes U.S. sales of Rifaximin in its fifth year should exceed $550 million. Clearly, Rifaximin will serve as a key driver for significant growth and profitability, as well as stockholder value, as the Company continues to execute its business plan. With all of this in mind, we believe our current stock price does not remotely reflect the potential for Rifaximin.”

The Company will host a conference call at 9:00 a.m. ET, on May 14, 2003 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through May 20.

The telephone numbers to access the conference call are (800) 946-0786 (U.S. and Canada) or (719) 457-2662 (international.) A replay of the call will be available from 12:00 noon, ET, May 14, through May 20. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the call is 150084.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete the required development and regulatory submission of these products, and market them through the Company’s 84-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%);

abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is Rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for Rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The Company received an approvable letter from the FDA on October 25, 2002 and is currently working with the FDA to complete the approval process. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Table follows

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statement of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended
	March 31, 2003 (unaudited)	March 31, 2002 (unaudited)
Revenues:
Product Revenue	$11,522	$6,211
Revenue from Collaborative Agreements	—	—

Total Revenues	11,522	6,211

Operating Expenses:
Cost of Products Sold	2,764	1,566
License Fees and Costs Related to Collaborative Agreements	31	31
Research and Development	5,150	2,485
Selling, General and Administrative	9,619	6,978

Total Costs and Expenses	17,564	11,060

Loss from operations	(6,042)	(4,849)
Interest and Other Income/(Expense), net	570	125
Income tax	—	—

Net loss	$(5,472)	$(4,724)

Net loss per share	$(0.26)	$(0.26)

Weighted average shares outstanding	21,376	17,895

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2003 (unaudited)	December 31, 2002 (audited)
Assets
Cash, Cash Equivalents and Investments	$46,960	$55,748
Accounts Receivable	7,655	5,980
Inventory	9,424	10,210
Other Assets	3,393	3,364

Total Assets	$67,432	$75,302

Liabilities & Stockholders’ Equity
Accounts Payable and Other Current Liabilities	$9,308	$11,705
Deferred Revenue	3,150	3,208

Total Current Liabilities	12,458	14,913
Common Stock	21	21
Additional Paid-in-Capital	131,298	131,300
Other Comprehensive Loss	(248)	(306)
Accumulated Deficit	(76,097)	(70,626)

Total Stockholders’ Equity	54,974	60,389

Total Liabilities & Equity	$67,432	$75,302

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, risks of regulatory review and clinical trials, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.